Exhibit 99.2

FISKER INC. AND SUBSIDIARIES

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of September 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$44,976,281	$1,858,093
Prepaid expenses and other current assets	2,675,593	18,401

Total current assets	47,651,874	1,876,494

Non-current assets:
Property and equipment, net	262,784	65,261
Right-of-use asset, net	34,099	134,672

Total non-current assets	296,883	199,933

TOTAL ASSETS	$47,948,757	$2,076,427

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$674,210	$2,134,696
Accrued expenses	2,676,788	927,516
Founders demand note payable	—	250,000
Convertible equity security	79,003,494	—
Bridge notes payable, current	10,927,368	—
Lease liabilities	36,331	143,599

Total current liabilities	93,318,191	3,455,811

Non-current liabilities:
Bridge notes payable, non-current	—	3,797,200
Customer deposits	2,939,708	945,812

Total non-current liabilities	2,939,708	4,743,012

Total liabilities	96,257,899	8,198,823

COMMITMENTS AND CONTINGENCIES (NOTE 18)
Temporary equity:
Series A Convertible Preferred stock, $0.00001 par value; 6,252,530 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019 (liquidation value of $4,676,892 as of September 30, 2020 and December 31, 2019)	4,634,416	4,634,416

Series B Convertible Preferred stock, $0.00001 par value; 2,126,750 shares authorized, 1,386,370 shares issued and outstanding as of September 30, 2020 and December 31, 2019 (liquidation value of $6,518,712 as of September 30, 2020 and December 31, 2019)	6,386,267	6,386,267
Stockholders’ deficit:
Founders Convertible Preferred stock, $0.00001 par value; 10,000,000 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019	100	100
Class A Common stock, $0.00001 par value; 150,000,000 shares authorized; 131,746 and 77,631 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	—
Class B Common Stock, $0.00001 par value; 40,000,000 shares authorized; 38,727,340 shares issued and outstanding as of September 30, 2020 and December 31, 2019	387	387
Additional paid-in capital	1,173,234	756,479
Accumulated deficit	(60,503,547)	(17,900,045)

Total stockholders’ deficit	(59,329,825)	(17,143,079)

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$47,948,757	$2,076,427

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended September 30,
	2020	2019
Operating costs and expenses:
General and administrative	$8,055,515	$2,882,451
Research and development	3,962,711	4,942,532

Total operating costs and expenses	12,018,226	7,824,983

Loss from operations	(12,018,226)	(7,824,983)
Other income (expense):
Other income	15,000	—
Interest income	13,460	7,088
Interest expense	(1,326,370)	(19,728)
Change in fair value of embedded derivative	(405,567)	(8,904)
Change in fair value of convertible equity security	(29,003,494)	—
Foreign currency gain (loss)	121,695	(15,340)

Total other expense	(30,585,276)	(36,884)

Net loss	$(42,603,502)	$(7,861,867)

Net loss per common share
Net loss per share attributable to Class A and Class B Common stockholders- Basic and Diluted	$(1.10)	$(0.20)
Weighted average shares outstanding
Weighted average Class A and Class B Common shares outstanding- Basic and Diluted	38,822,094	38,779,177

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Temporary Equity and Stockholders’ Deficit

									Class B Common Stock		Additional Paid-in		Total Stockholders’
	Series A Convertible Preferred		Series B Convertible Preferred		Founders Convertible Preferred		Class A Common Stock					Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital		Deficit
Balance at December 31, 2019	6,252,530	$4,634,416	1,386,370	$6,386,267	10,000,000	$100	77,631	$—	38,727,340	$387	$756,479	$(17,900,045)	$(17,143,079)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	334,011	—	334,011
Exercise of stock options	—	—	—	—	—	—	54,115	1	—	—	82,744	—	82,745
Net loss	—	—	—	—	—	—	—	—	—	—	—	(42,603,502)	(42,603,502)

Balance at September 30, 2020	6,252,530	$4,634,416	1,386,370	$6,386,267	10,000,000	$100	131,746	$1	38,727,340	$387	$1,173,234	$(60,503,547)	$(59,329,825)

											Additional Paid-in		Total Stockholders’
	Series A Convertible Preferred		Series B Convertible Preferred		Founders Convertible Preferred		Class A Common Stock		Class B Common Stock			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital		Deficit
Balance at December 31, 2018	6,252,530	$4,634,416	1,386,370	$6,386,267	10,000,000	$100	34,272	$—	38,727,340	$387	$663,678	$(7,021,295)	$(6,357,130)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	43,615	—	43,615
Exercise of stock options	—	—	—	—	—	—	32,374	—	—	—	5,850	—	5,850
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,861,867)	(7,861,867)

Balance at September 30, 2019	6,252,530	$4,634,416	1,386,370	$6,386,267	10,000,000	$100	66,646	$—	38,727,340	$387	$713,143	$(14,883,162)	$(14,169,532)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(42,603,502)	$(7,861,867)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	334,011	43,615
Depreciation and amortization	26,169	18,435
Amortization of right-of-use asset	100,573	97,266
Amortization of debt discount	1,091,033	14,876
Change in fair value of embedded derivative	405,567	8,904
Change in fair value of convertible equity security	29,003,494	—
Reclassification of expensed payments to arrangers of convertible security	3,500,000	—
Unrealized loss on foreign currency	11,835	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(744,634)	19,281
Accounts payable and accrued expenses	(952,660)	2,704,783
Customer deposits	1,993,896	144,643
Change in operating lease liability	(107,268)	(100,766)

Net cash used in operating activities	(7,941,486)	(4,910,830)

Cash Flows from Investing Activities:
Purchase of property and equipment	(223,692)	(13,890)

Net cash used in investing activities	(223,692)	(13,890)

Cash Flows from Financing Activities:
Proceeds from the issuance of bridge notes	5,371,733	1,082,788
Proceeds from issuance of convertible equity security, net	46,500,000	—
Payments of deferred offering costs	(671,112)	—
Proceeds from the exercise of stock options	82,745	5,850

Net cash provided by financing activities	51,283,366	1,088,638

Net increase (decrease) in cash and cash equivalents	43,118,188	(3,836,082)
Cash and cash equivalents, beginning of the period	1,858,093	5,545,663

Cash and cash equivalents, end of the period	$44,976,281	$1,709,581

Non-cash financing activities
Issuance of bridge note for founders demand note	$250,000	$—

Deferred offering costs in prepaid assets and accounts payable and accrued expenses	$1,241,445	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Fisker Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

(Information as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 is unaudited. Information as of December 31, 2019 is derived from the audited financial statements)

1. Overview of the Company

Fisker Inc. (“Fisker” or the “Company”) was incorporated in the state of Delaware on September 21, 2016. The Company is currently designing and developing sustainable electric vehicles. The Company is currently accepting reservations for the Fisker Ocean.

In connection with its formation, the Company entered into stock purchase agreements with the Company’s founders, whereby the founders contributed certain IP (primarily trademarks) and interests in Platinum IPR LLC. Platinum IPR LLC is an entity solely owned by the Company’s founders, which held Fisker trademarks registered in a variety of jurisdictions around the world. The founders’ transfer of its interest in Platinum IPR LLC and the transfer of trademarks was accounted for as a transfer of assets between entities under common control. The carrying amount of the transferred assets is recorded based on the prior carrying value, which was de minimis.

In December 2018, the Company effected a 10-for-1 stock split of its outstanding common and preferred stock, and a proportional adjustment to the existing conversion ratios for each series of preferred stock was made at the time of the effectiveness of the reverse stock split. Accordingly, all share and per share amounts for all periods presented in these condensed consolidated financial statements and notes thereto, have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratio.

On July 10, 2020, the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended, the “Merger”) with Spartan Energy Acquisition Corp., a Delaware corporation (“Spartan”). On October 29, 2020, the Company and Spartan consummated the Merger and the Company is now a wholly-owned subsidiary of Spartan, subsequently renamed “Fisker Inc.” The Merger is further described in Note 19.

Going Concern, Liquidity and Capital Resources

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through November 2021. Since inception, the Company has incurred significant losses of approximately $60.5 million. As of September 30, 2020, the Company had approximately $45.0 million in cash and cash equivalents. The Company expects to continue to incur significant operating losses for the foreseeable future. The Company has historically funded its operations primarily through the sale of convertible debt and equity securities. However, based on anticipated spend and cash received from the Merger and timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from issuance.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the condensed consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of September 30, 2020, the interim condensed consolidated statements of temporary equity and stockholders’ deficit and the interim condensed consolidated statements of operations for the nine months ended September 30, 2020 and 2019, and the interim condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2020 and its results of operations for the nine months ended September 30, 2020 and 2019 and cash flows for the nine months ended September 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these condensed consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual financial statements for the fiscal year ended December 31, 2019.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. This AU also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The new guidance is effective for non-public companies, and public business entities that meet the definition of a Smaller Reporting Company as defined by the Securities and Exchange Commission, for interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

3. Fair Value Measurements

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

	Fair Value Measured as of September 30, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets included in:
Money market funds included in cash and cash equivalents	$32,513,006	$—	$—	$32,513,006

Total fair value	$32,513,006	$—	$—	$32,513,006

Liabilities included in:
Embedded derivative in bridge notes	$—	$—	$3,664,848	$3,664,848
Convertible equity security	—	—	79,003,494	79,003,494

Total fair value	$—	$—	$82,668,342	$82,668,342

	Fair Value Measured as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets included in:
Money market funds included in cash and cash equivalents	$1,731,455	$—	$—	$1,731,455

Total fair value	$1,731,455	$—	$—	$1,731,455

Liabilities included in:
Embedded derivative in bridge notes	$—	$—	$1,325,049	$1,325,049

Total fair value	$—	$—	$1,325,049	$1,325,049

The fair value of the Company’s money market funds is determined using quoted market prices in active markets for identical assets.

The carrying amounts included in the Condensed Consolidated Balance Sheets under Current assets approximate fair value because of the short maturity of these instruments.

The carrying amount of bridge notes approximate fair value due to management’s opinion that current rates and terms that would be available to the Company with the same maturity and security structure would be essentially equivalent to that of the Company’s bridge notes. Certain features of the bridge notes were determined to be an embedded derivative requiring separate measurement from the loan host instrument.

The Company measures the embedded derivative liability and the convertible equity security at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the embedded derivative and the convertible equity security use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the embedded derivative and convertible equity security related to updated assumptions and estimates are recognized within the Condensed Consolidated Statements of Operations.

The embedded derivative liability and convertible equity security may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

Level 3 Disclosures

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of September 30, 2020	Valuation Technique	Unobservable Input Description	Input
Embedded derivative in bridge notes	$3,664,848	Probability-adjusted discounted cash flow	Probabilities of Completion of Next Equity Financing	100%
			Period in which outcomes are expected to be achieved	0.1 years
			Discount rate	11.5%—16.7%
Convertible equity security	$79,003,494	Probability-adjusted market approach	Probabilities of Conversion into Series C Preferred Stock	15%
			Probabilities of Conversion upon Merger	85%

The fair value of the embedded derivative liability represents the fair value of the Company’s liability for all potential payments if the holders of the bridge notes elected to convert into cash or shares of common stock. The significant unobservable inputs used in the fair value measurement of the Company’s embedded derivative liability are the probabilities of the Company’s closing of the sale of capital stock on or prior to the bridge notes’ maturity dates, resulting in gross proceeds in excess of at least $20.0 million (the “Completion of the Next Equity Financing”), which would trigger conversion of the embedded derivative liability, probabilities as to the periods in which the outcomes are expected to be achieved and a discount rate. Significant changes in any of the probabilities of the Completion of the Next Equity Financing or significant changes in the period in which outcomes are expected to be achieved would result in a significantly higher or lower fair value measurement, respectively.

The fair value of the convertible equity security represents the fair value of the potential common stock to be issued to the holder of the convertible equity security in the event of a SPAC transaction or conversion to shares of a to-be-issued Series C preferred stock. The significant unobservable input used in the fair value measurement of the Company’s convertible equity security is the probability of the Company’s closing of a SPAC transaction, which would trigger conversion of the convertible equity security. Significant changes in any of the probabilities of the SPAC transaction would result in a significantly higher or lower fair value measurement, respectively.

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2020 and 2019:

	Embedded derivative in bridge notes	Convertible equity security	Total
Balance, December 31, 2019	$1,325,049	$—	$1,325,049
Issuance of bridge notes	1,934,232	—	1,934,232
Issuance of Convertible equity security	—	50,000,000	50,000,000
Change in fair value	405,567	29,003,494	29,409,061

Balance, September 30, 2020	$3,664,848	$79,003,494	$82,668,342

Embedded derivative in bridge notes
Balance, December 31, 2018	$—
Issuance of bridge notes	405,718
Change in fair value	8,904

Balance, September 30, 2019	$414,622

For the nine months ended September 30, 2020 and 2019, the changes in the fair value of the embedded derivative liability resulted from an adjustment to the remaining period to the expected outcome and probabilities of completion. For the nine months ended September 30, 2020, the changes in the fair value of the convertible equity security resulted from changes in price of Spartan’s common stock and an adjustment to the probabilities of completion of a SPAC transaction. No other changes in valuation techniques or inputs occurred during the nine months ended September 30, 2020.

4. Prepaid expenses and other current assets

Prepaid expenses and other current assets consists of the following as of September 30, 2020 and as of December 31, 2019:

	As of September 30,	As of December 31,
	2020	2019
Prepaid insurance	$595,000	$—
Deferred offering costs	1,912,235	—
Other prepaid expenses and other current assets	168,358	18,401

	$2,675,593	$18,401

5. Property and Equipment, net

Property and equipment, net, consists of the following as of September 30, 2020 and as of December 31, 2019:

	As of September 30,	As of December 31,
	2020	2019
Leasehold improvements	$59,485	$59,485
Furniture and fixtures	45,377	45,377
Computer equipment	235,354	11,662

Total property and equipment	340,216	116,524
Less: Accumulated depreciation and amortization	(77,432)	(51,263)

Property and equipment, net	$262,784	$65,261

Depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 was $26,169 and $18,435, respectively.

6. Leases

The Company currently leases its headquarters space in the Los Angeles area under a single lease classified as an operating lease expiring on December 30, 2020. Fixed rent escalates each year, but the Company is not responsible for any portion of the landlord’s operating expenses. Under the lease, the Company has one 18-month renewal option with specified fixed rent, which has not been included in the calculation of lease liabilities and right of use assets; at the adoption date, exercise of the option was not reasonably certain. This lease does not have any contingent rent payments, does not impose any financial restrictions, and does not contain residual value guarantees.

The Company does not act as a lessor or have any leases classified as financing leases.

At September 30, 2020 and December 31, 2019, the Company had operating lease liabilities of $36,331 and $143,599, respectively, and right-of-use assets of $34,099 and $134,672, respectively, in the Condensed Consolidated Balance Sheets.

The tables below present information regarding the Company’s lease assets and liabilities:

	As of September 30,	As of December 31,
	2020	2019
Assets:
Operating lease right-of-use assets	$34,099	$134,672
Liabilities:
Current
Operating	$36,331	$143,599

The components of lease related expense are as follows:

	Nine months ended September 30,
	2020	2019
Lease costs:
Operating lease expense	$102,880	$102,880
Short-term lease expense	9,750	9,450
Variable rent concession	(1,340)	—

Total lease costs	$111,290	$112,330

The components of supplemental cash flow information related to leases are as follows:

	Nine months ended September 30,
	2020	2019
Cash flow information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$109,575	$106,380
Non-cash activity:
ROU asset obtained in exchange for lease obligations	$—	$264,900
Other Information
Weighted average remaining lease term (in years)	0.25	1.25
Weighted average discount rate	3.20%	3.20%

Future minimum payments during the next five years and thereafter are as follows:

Operating Leases
Three Months Ended December 31, 2020	$36,525
Year Ended December 31, 2021	—
Year Ended December 31, 2022	—
Year Ended December 31, 2023	—
Year Ended December 31, 2024	—
Thereafter	—

Total	36,525
Less present value discount	(194)

Operating lease liabilities	$36,331

The Company’s lease agreement does not provide an implicit rate, so the Company used an estimated incremental borrowing rate, which was derived from third-party information available at the time the Company adopted ASC 842, in determining the present value of lease payments. The rate used is for a secured borrowing of a similar term as the lease.

7. Accrued Expenses

A summary of the components of accrued expenses is as follows:

	As of September 30,	As of December 31,
	2020	2019
Accrued payroll	178,954	84,726
Accrued professional fees	2,218,781	39,396
Accrued research and development	—	9,853
Accrued interest	276,217	42,305
Accrued other	2,836	1,236
Accrued legal settlement	—	750,000

Total accrued liabilities	$2,676,788	$927,516

8. Customer Deposits

Customer deposits consists of the following as of September 30, 2020 and as of December 31, 2019:

	As of September 30,	As of December 31,
	2020	2019
Customer reservation deposits	$2,185,725	$466,500
Customer SUV option	753,983	479,312

Total customer deposits	$2,939,708	$945,812

9. Founders Demand Note

In connection with the Company formation in September 2016, HF Holdco LLC, an entity controlled by Henrik Fisker, the Company’s Chief Executive Officer and founder, and Dr. Geeta Gupta, the Company’s Chief Financial Officer and founder, advanced the Company $250,000 in the form of a demand note.

In May 2020, in satisfaction of the advances made by HF Holdco LLC, the Company issued a bridge note payable to HF Holdco LLC with the principal sum of $250,000. The bridge note bears substantially the same terms as the bridge notes payable as described in Note 10.

As of December 31, 2019, the entire amount of the founder demand note is outstanding.

10. Bridge Notes Payable

From July 2019 to September 2020, the Company entered into note agreements with investors. As of September 30, 2020 and December 31, 2019, the aggregate principal amount of the bridge notes is approximately $10.0 million and $4.1 million, respectively, which are due July 29, 2021, with simple interest rate of 5% per annum. All notes mature in less than twelve months from September 30, 2020. The outstanding principal and any accrued but unpaid interest under the bridge notes shall be automatically converted into equity securities issued by the Company at the initial closing of the Company’s next sale of capital stock occurring on or prior to the notes’ maturity date resulting in gross proceeds in excess of at least $20.0 million, (the “Next Equity Financing”), at an exchange price equal to 75% of the per share price received from investors in the Next Equity Financing.

In June 2020, the Company entered into an amendment to the note agreements with holders of the Company’s outstanding bridge notes to provide for amendments to the definition of the Next Equity Financing such that in the event of a Special Purpose Acquisition Corporation (“SPAC”) Transaction, as defined, prior to repayment or conversion in full of the note, immediately prior to such SPAC Transaction, the outstanding principal and any accrued but unpaid interest under the bridge notes shall automatically convert into shares of Class A Common Stock of the Company (or, at the election of the Company, directly into proceeds paid to the holders of Class A Common Stock in connection with such SPAC Transaction) at a price per share that is 75% of the price per share of Class A Common Stock paid in such SPAC Transaction.

In the event the Next Equity Financing has not been consummated on or before the maturity date, at the option of the Company, the outstanding principal and any accrued but unpaid interest under the bridge notes shall convert into shares of the Company’s Series B Convertible Preferred Stock at the Series B Convertible Preferred Stock original issue price of $4.702.

In the event of a change in control, as defined in the note agreements, prior to repayment or conversion, the outstanding principal and any accrued but unpaid interest under the bridge notes shall, at the option of the majority holders, settle in cash equal to 1.5 times the outstanding principal and unpaid interest or settle with common stock of the Company at a price per share that is 75% of the price per share of common stock paid at the change of control.

Certain holders of the bridge notes were issued option agreements providing the holder with a non-binding right to receive a base model Fisker Ocean SUV within the first 12 months of production, subject to the terms and conditions. The proceeds received from these holders were allocated to the bridge notes and option agreements on a relative fair value basis, resulting in an initial discount to the bridge notes.

The automatic exchange feature is the predominant settlement feature and the change of control feature within the bridge notes are embedded contingent put options that, collectively, are required to be bifurcated from the debt host and measured at fair value with changes in fair value recognized in earnings (see Note 3). After bifurcation of the embedded derivative, the initial carrying value of the bridge notes are accreted to their stated principal value over the contractual term of the bridge notes, using the effective interest method. The Company recognized approximately $1.2 million of accretion of debt discount from the issuance dates of the bridge notes through September 30, 2020, classified as interest expense in the Condensed Consolidated Statement of Operations.

The estimated fair value of the embedded derivative at issuance was $3,179,530. The Company recognized $405,567 of other expense due to the change in fair value of the embedded derivative for the nine months ended September 30, 2020.

The following table summarizes the aggregate values recorded for the bridge notes as of September 30, 2020 and December 31, 2019:

		As of September 30,
	At Issuance	2020
Principal	$9,990,882	$10,015,385
Embedded derivative	3,179,530	3,664,848
Unamortized discounts and fees	(3,970,061)	(2,752,865)

Net carrying amount	$9,200,351	$10,927,368

		As of December 31,
	At Issuance	2019
Principal	$4,094,448	$4,099,080
Embedded derivative	1,245,298	1,325,049
Unamortized discounts and fees	(1,761,159)	(1,626,929)

Net carrying amount	$3,578,587	$3,797,200

Certain of the Company’s bridge notes include a covenant as to the use of proceeds from the issuance. Proceeds of $1.0 million are to be used for the development of certain battery technology. As of September 30, 2020, the Company is in compliance with such covenant.

11. Temporary Equity

Series A and Series B Convertible Preferred Stock

As of September 30, 2020, the Company is authorized to issue 8,379,280 shares of Preferred stock with a par value of $0.00001, of which, 6,252,530 shares are designated Series A Convertible Preferred Stock and 2,126,750 are designated as Series B Convertible Preferred Stock. The original issue price and the liquidation value, as of September 30, 2020, of each class of Convertible Preferred Stock is as follows:

	Shares Issued and Outstanding	Original Issue Price	Original Issue value	Aggregate Liquidation Preference
Series A	6,252,530	$0.748	$4,676,892	$4,676,892
Series B	1,386,370	$4.702	$6,518,712	$6,518,712

Dividends

Series A holders receive non-cumulative dividends at a rate per annum equal to $0.045 per share, if and when declared by the Company’s Board of Directors. Series A holders receive dividends prior to and in preference to any dividends on Series B Convertible Preferred Stock, Founders Convertible Preferred and Common Stockholders. After payment of any Series A dividends, any additional dividends are distributed to Founders Convertible Preferred and Common Stockholders pro-rata based on the number of shares of Common Stock held (assuming conversion of all such Founders Convertible Preferred into Common Stock). No dividends have been declared or paid as of September 30, 2020.

Liquidation

Holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Founders Convertible Preferred and Common Stock.

Upon the occurrence of a liquidation transaction, Convertible Preferred Stock Series A and Convertible Preferred Stock Series B will be redeemed by the Company at the greater of (i) $0.748 per share (Series A) or $4.702 (Series B) (adjusted for stock splits, stock dividends, reclassifications etc.) and (ii) such amount per share as would have been payable had all shares of Convertible Preferred Series A or Convertible Preferred Series B been converted into Class A Common Stock immediately prior to the liquidation transaction (a “Deemed Conversion”).

Remaining assets are distributed among the holders of Founders Convertible Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of Founders Convertible Preferred into Common Stock).

Conversion

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are convertible at any time, at the option of the holder, into Class A Common Stock as is determined by dividing the then-original issue price, as adjusted, for such share of preferred stock by the conversion price, as adjusted, in effect on the date the certificate is surrendered for conversion (“Conversion Price”).

The Conversion Prices of Series A and Series B Convertible Preferred Stock as of September 30, 2020 and December 31, 2019 are as follows:

Conversion Price
Series A	$0.748
Series B	$4.702

Additionally, all outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall automatically be converted into shares of underlying Class A Common Stock upon either (a) the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, which results in aggregate cash proceeds to the Company of not less than $50,000,000, net of underwriting discounts and commissions (a “Qualified IPO”); or (b) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Convertible Preferred Stock, voting together as a single class on an as-converted basis.

Voting Rights

Holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to the same voting rights as the Common Stockholders and to notice of stockholders’ meeting. The holders of Common Stock, Founders Convertible Preferred, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Preferred Stock could be converted.

Each of the Series A and Series B Convertible Preferred Stock is conditionally puttable by the holders upon a “deemed liquidation event,” which includes a merger, consolidation, reorganization or recapitalization in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such transaction, or a sale of substantially all of the Company’s assets. A “deemed liquidation event” is not solely within the control of the Company given holders of the Series A Convertible Preferred Stock have representation on the Company’s board of directors. As such, the Series A and Series B Convertible Preferred Stock is classified as temporary equity. Any discount to liquidation preference of the Series A and Series B Convertible Preferred Stock is not being accreted as a deemed dividend, as at September 30, 2020, it is not currently probable that the Series A and Series B Convertible Preferred Stock will become redeemable. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

12. Convertible equity security

On July 7, 2020, the Company issued an investor a convertible security (the “Security”) in the amount of $50.0 million. The Security is classified as a SAFE agreement (Simple Agreement for Future Equity). The Security is automatically convertible into shares of capital stock of the combined entity upon the closing of a transaction with a special purpose acquisition company at a conversion price equal to 85% of the price per share upon consummation of such transaction (a “SPAC Transaction”). In the event the SPAC Transaction contemplated at the time of entering into the transaction terminates or does not occur by December 31, 2020, the Security is automatically convertible into a newly created Series C Convertible preferred stock at price per share equal to $1.4 billion divided by the number of shares of capital stock of the Company (on an as-converted basis) then issued and outstanding, assuming exercise and/or conversion of all outstanding options, warrants and other convertible securities. The Security had no interest rate or maturity date and the SAFE investor had no voting right prior to conversion. The Security was recorded as a liability of $50 million and $79 million at issuance and as of September 30, 2020, respectively.

13. Stockholders’ Deficit

Common Stock

As of September 30, 2020 and December 31, 2019, the Company is authorized to issue 150,000,000 shares of Class A Common Stock and 40,000,000 shares of Class B Common Stock. Both classes of common stock qualify and share equally in dividends, if declared by the Company’s Board of Directors. In the event of liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of both classes of common stock have equal rights to receive all the assets of the Company, after rights of the holders of the preferred stock, if any, have been satisfied.

Class A Common Stock

Holders of Class A Common Stock are entitled to one vote per share on matters to be voted upon by stockholders. Holders of Class A Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Class A Common Stock or other obligations convertible into shares of Class A Common Stock which the Company may issue in the future.

All of the outstanding shares of Class A Common Stock are fully paid and non-assessable. Holders of Class A Common Stock are not liable for further calls or assessments.

Class B Common Stock

Holders of Class B Common Stock are entitled to ten votes per share on matters to be voted upon by stockholders.

Holders of the Class B Common Stock may, at any time, convert their Class B Common Stock into one share of Class A Common Stock.

Founders Convertible Preferred Stock

As of September 30, 2020 and December 31, 2019, the Company is authorized to issue 10,000,000 shares of Founders Convertible Preferred Stock with a par value of $0.00001, of which 10,000,000 shares are issued and outstanding.

Holders of Founders Convertible Preferred Stock are entitled to ten votes for each share of Class A Common Stock into which such Founders Convertible Preferred Stock could be then directly converted.

Founders Convertible Preferred Stock are convertible at any time, at the option of the holder, into Class A Common Stock as is determined by dividing $0.10, as adjusted, for such share of preferred stock by the conversion price, as adjusted, in effect on the date the certificate is surrendered for conversion.

Additionally, all outstanding shares of the Founders Convertible Preferred Stock shall automatically be converted (i) upon any transfer, as defined, into Class A Common Stock (ii) upon any exempt transfer, as defined, into Class B Common Stock (iii) into Class A Common Stock upon the earlier of (a) the Company’s sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933 which results in aggregate cash proceeds to the Company of not less than $50,000,000, net of underwriting discounts and commissions (a “Qualified IPO”); or (b) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Founders Convertible Preferred Stock, voting together as a single class on an as-converted basis.

14. Loss Per Share

Founders Convertible Preferred Stock are participating securities as the Founders Convertible Preferred Stock participates in undistributed earnings on an as-if converted basis. The Company computes earnings (loss) per share of Class A Common Stock and Class B Common Stock using the two-class method required for participating securities. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A Common Stock and Class B Common Stock outstanding would have been anti-dilutive. The Company excluded the convertible equity security from the calculation of earnings per share as it is considered a contingently issuable share. For more information regarding the convertible equity security and the conversion terms, refer to Note 12. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A Common Stock and Class B Common Stock:

	Nine months ended September 30,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(42,603,502)	$(7,861,867)

Denominator:
Weighted average Class A common shares outstanding	94,754	51,837
Weighted average Class B common shares outstanding	38,727,340	38,727,340

Weighted average Class A and Class B common shares outstanding- Basic	38,822,094	38,779,177

Dilutive effect of potential common shares	—	—

Weighted average Class A and Class B common shares outstanding- Diluted	38,822,094	38,779,177

Net loss per share attributable to Class A and Class B Common stockholders- Basic	$(1.10)	$(0.20)

Net loss per shares attributable to Class A and Class B Common stockholders- Diluted	$(1.10)	$(0.20)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Nine months ended September 30,
	2020	2019
Series A Preferred Stock	6,252,530	6,252,530
Series B Preferred Stock	1,386,370	1,386,370
Founder Preferred Stock	10,000,000	10,000,000
Bridge notes	2,189,725	288,110
Stock Options	6,965,679	6,410,615
Convertible equity security	2,269,397	—

Total	29,063,701	24,337,625

15. Stock Based Compensation

The Company maintains the 2016 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan which provides for the grants of options and restricted stock to employees and consultants of the Company. Options granted under the Plan may be either incentive options (“ISO”) or nonqualified stock options (“NSO”). The maximum aggregate number of shares of the Company’s Class A Common Stock that may be issued under the Plan is 8,823,530 shares (subject to adjustments upon changes in capitalization, merger or certain other transactions).

Options under the Plan may be granted at prices as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The fair value of the shares is determined by the Board of Directors on the date of grants. Stock options generally have a contractual life of 10 years.

In 2016 and 2017, the Company’s founders were granted an aggregate of 5,882,360 options which are fully vested. Options granted to other employees and consultants become vested and are exercisable over a range of up to six years from the date of grant.

The following table summarizes option activity under the Plan:

	Shares available for Grant	Options	Weighted average exercise price	Weighted average contractual term (in years)
Balance as of December 31, 2019	2,335,588	6,410,311	$0.24	7.2
Granted	(726,450)	726,450	9.89
Exercised	—	(54,115)	1.53
Forfeited	116,967	(116,967)	6.37

Balance as of September 30, 2020	1,726,105	6,965,679	$1.14	6.8

Additional information regarding stock options exercisable as of September 30, 2020 is summarized below:

	Options Exercisable at September 30, 2020
Range of Exercise Price	Number	Weighted average exercise price	Weighted average contractual term (in years)
$0.152 - $17.50	6,073,077	$0.198	6.4

The aggregate intrinsic value represents the total pretax intrinsic value (i.e., the difference between the fair value of the Company’s common stock price and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options. The aggregate intrinsic value of options outstanding as of September 30, 2020 was $114.0 million. The intrinsic value of options exercisable was $105.1 million as of September 30, 2020. The total intrinsic value of options exercised was $0.9 million for the nine months ended September 30, 2020.

The weighted-average grant date fair value per share for the stock option grants during the nine months ended September 30, 2020 was $7.31. As of September 30, 2020, the total unrecognized compensation related to unvested stock option awards granted was $4.8 million, which the Company expects to recognize over a weighted-average period of approximately 1.9 years.

The fair value of each stock option grant under the Plan was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted-average assumptions:

	Nine months ended September 30,
	2020	2019
Expected term (in years)	6.1	6.4
Volatility	89.7%	83.1%
Dividend yield	0%	0.0%
Risk-free interest rate	0.5%	2.1%
Common stock price	$9.89	$2.88

The Black-Scholes option pricing model requires various highly subjective assumptions that represent management’s best estimates of the fair value of the Company’s common stock, volatility, risk-free interest rates, expected term, and dividend yield. Given the absence of an active market for the Company’s common stock, the Company determines its common stock value generally using the market approach valuation methods. The valuation results are reviewed and approved by the Company’s board of directors.

The expected term represents the weighted-average period that options granted are expected to be outstanding giving consideration to vesting schedules. Since the Company does not have an extended history of actual exercises, the Company has estimated the expected term using a simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. The Company has never declared or paid cash dividends and does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero. The risk-free interest rate is based on U.S. Treasury rates in effect during the expected term of the grant. The expected volatility is based on historical volatility of publicly-traded peer companies.

Stock-based compensation expense for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine months ended September 30,
	2020	2019
General and administrative expense	$177,661	$22,548
Research and development	156,350	21,067

Total	$334,011	$43,615

16. Income Taxes

On March 27, 2020, the U.S. President signed into law the CARES Act, an economic stimulus package in response to the COVID-19 global pandemic. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax credits immediately refundable; providing a 5-year carryback of net operating loss carryforwards (“NOLs”) generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Cuts and Jobs Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility. The Company is still evaluating the impact but does not currently expect the provisions of the CARES Act to have a material effect on the realizability of deferred income tax assets or tax expense. There is no material impact for the nine months ended September 30, 2020. As additional guidance is released, the Company will evaluate whether there would need to be a change in the period when such guidance is issued.

As of September 30, 2020, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2019.

17. Related Party Transactions

In July 2019 and in June 2020, the Company entered into bridge note payables with Roderick K. Randall, a member of the Company’s Board of Directors, for the principal sum of $100,000 and $220,000, respectively. As of September 30, 2020, the bridge notes with an aggregate principal balance of $320,000 are outstanding and the accrued interest balance of the notes is $8,885. As of December 31, 2019, the principal balance of $100,000 is outstanding and the accrued interest balance of the notes is $2,068.

As described in Note 9, in connection with the Company formation in September 2016, HF Holdco LLC, an entity controlled by Mr. Fisker and Dr. Gupta advanced the Company $250,000 in the form of a demand note. In May 2020, in satisfaction of the advances made by HF Holdco LLC, the Company issued a bridge note payable to HF Holdco LLC with the principal sum of $250,000.

In February 2020, the Company temporarily suspended the disbursement of cash compensation to Mr. Fisker and Dr. Gupta. In March 2020, the Company also temporarily furloughed employees and reduced the cash compensation disbursed to such employees. During the nine months ended September 30, 2020, the Company repaid accrued compensation of $33,280 to Mr. Fisker and Dr. Gupta and $88,866 for furloughed employee compensation.

18. Commitments and Contingencies

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Beginning in early March 2020, the COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted and are expected to continue to impact the Company’s business. The magnitude of the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and vehicle development and timelines, will depend, in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

19. Subsequent Events

The Company has completed an evaluation of all subsequent events through November 4, 2020, which is the date the condensed consolidated financial statements were available to be issued, to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements and events which occurred but were not recognized in the condensed consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

In October 2020, the Company entered into a forty-two month sublease agreement with annual escalating rental payments for its first dedicated engineering and technology center, to be located in the Mission District of San Francisco, California. This facility will be the development center for the Company’s software and vehicle electronics. Also, the Company entered into a lease agreement for its new headquarters in the city of Manhattan Beach, California with more than 73,000 square feet of space. The lease includes an option to extend the lease term an additional 60 months at the end of the initial 66-month rental period. Rental payments escalate each annual period. The Company will measure and recognize the right of use assets and lease liabilities during the fourth quarter of 2020.

On October 14, 2020, Fisker and Spartan entered into a Cooperation Agreement with Magna International Inc. (“Magna”) setting forth certain terms for the development of a full electric vehicle (the “Cooperation Agreement”). The Cooperation Agreement sets out the main terms and conditions of the upcoming operational phase agreements (the “Operational Phase Agreements”) that will extend from the Cooperation Agreement and other agreements with Magna (or its affiliates) that are expected to be entered into by and between Fisker and Magna (or its affiliates). The upcoming Operational Phase Agreements referenced in the Cooperation Agreement relate to various platform and manufacturing agreements. The Cooperation Agreement provides that New Fisker (as defined below) will issue to Magna (or to an affiliate of Magna designated by Magna) warrants to purchase Class A Common Stock in an amount equal to six percent (6%) of the capital stock of New Fisker on a fully diluted basis (which means for these purposes, after giving effect to the deemed conversion or exercise of all options, warrants and other convertible securities of New Fisker outstanding on the issuance date; provided, however, that the “public warrants” sold as part of the units issued by Spartan in its initial public offering which closed on August 14, 2018 shall not be deemed to be exercised for these purposes) after giving effect to the Merger and issuance of the warrants to purchase such shares to Magna, with an exercise price of $0.01 per share of (the “Magna Warrants”). The Magna Warrants are subject to vesting upon the achievement of certain milestones as set forth in the Cooperation Agreement. Additionally, the shares of Class A Common Stock underlying the Magna Warrants will be entitled to registration rights under the Amended and Restated Registration Rights Agreement being entered into in connection with the consummation of the Business Combination and Magna will enter into a lock-up agreement on the same terms as the other investors in Fisker.

On October 28, 2020, the stockholders of Spartan, a Delaware corporation, approved the Merger, by and among Spartan, Fisker, Merger Sub and certain other parties thereto, pursuant to which Merger Sub merged with and into Fisker, with Fisker surviving the merger (the “Fisker Merger”) and the stockholders of Fisker received shares of Class A common stock and two stockholders of Fisker also received shares of Class B Common Stock of New Fisker. Fisker is now a wholly-owned subsidiary of Spartan, which was renamed “Fisker Inc.” and is referred to herein as “New Fisker.” The Fisker Merger resulted in the Company receiving $977.6 million in gross proceeds on October 29, 2020.

Under the term of the Fisker Merger, 46,838,585 shares of Class A Common Stock will be issued to the Historical Rollover Stockholders in the Business Combination in exchange for all outstanding shares of Fisker Class A Common Stock, or reserved for issuance in respect of New Fisker options issued in exchange for outstanding pre-merger Fisker Options, assuming that certain provisions of the Merger do not result in an upward adjustment (including for Closing Cash (as defined in the Business Combination Agreement) of Fisker) to the number of such shares at Closing (including 941,518 shares of Class A Common Stock issued to HF Holdco and 15,882,711 shares of Class A Common Stock underlying options to purchase Class A Common Stock held by Henrik Fisker and Dr. Geeta Gupta). In addition, in connection with the Closing, New Fisker will implement a dual class stock structure comprised of Class A Common Stock, which will carry one vote per share, and Class B Common Stock, which will carry 10 votes per share. At the Closing, 132,354,128 shares of Class B Common Stock will be issued to Henrik Fisker and Dr. Geeta Gupta in the Merger in exchange for all outstanding shares of Fisker Class B Common Stock and Fisker Founders Stock.

Upon the Closing, the conversion feature upon a business combination was triggered for the Bridge Notes and the convertible equity security as described in Note 10 and Note 12, respectively, causing a conversion of the $10.0 million outstanding principal amount of these Bridge Notes and $50.0 million outstanding principal of the convertible equity security and any unpaid accrued interest in equity securities at a specified price. The noteholders and convertible equity security holder received 1,361,268 and 5,882,352 shares of Class A Common Stock in New Fisker, respectively, as result of the conversion.

New Fisker has adopted a dual class stock structure comparable to the one in effect at Fisker as of immediately prior to the Closing, comprised of Class A Common Stock, which carries one vote per share, and Class B Common Stock, which carries 10 votes per share. All stockholders of New Fisker only hold shares of New Fisker Class A Common Stock, except for Mr. Fisker and Dr. Gupta, who hold shares of New Fisker Class A Common Stock and shares of New Fisker Class B Common Stock.

The Merger is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Spartan is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Fisker Merger is expected to be treated as the equivalent of Fisker issuing stock for the net assets of Spartan, accompanied by a recapitalization. The net assets of Spartan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Fisker.